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Exhibit 99.1 - Press Release


                    UNION MINIERE AND LASER POWER CORPORATION
                        AGREE TO ALL CASH MERGER AT $4.40

                    Laser Power's Board Rejects II-VI's offer

Brussels, Belgium and San Diego, California (June 19, 2000) - Union Miniere S.A. (Brussels Stock Exchange: "UNIM") and Laser Power Corporation (Nasdaq: "LPWR") today announced that Laser Power has accepted the terms of Union Miniere's revised merger proposal and that Laser Power will merge with Union Miniere. After further discussions with Laser Power Corporation, Union Miniere modified the terms of its revised offer of June 16, 2000 and agreed to pay to Laser Power's stockholders $4.40 per share, all in cash, for each outstanding share of Laser Power common stock. The Laser Power Board of Directors determined that Union Miniere's revised offer of $4.40 per share all in cash was equivalent to the offer from II-VI Corporation and that Laser Power will merge with and into Union Miniere USA Inc.'s ("UMI") wholly owned subsidiary ACEC, Inc.

       Union Miniere and Laser Power will amend today the Merger Agreement to reflect the terms of the new offer. Union Miniere will commence the tender offer for all of the outstanding shares of Laser Power common stock by July 3, 2000. All other terms under the Merger Agreement will remain the same.

       Laser Power also notified II-VI that it has rejected II-VI's offer and instead will merge with UMI's wholly owned subsidiary, ACEC, Inc.

       Laser Power designs, manufactures, and markets high performance optics. The company's laser optic products are sold to laser system OEMs and end users as original and replacement components in high power CO2 and other lasers. The main applications are in industrial processing such as sheet metal cutting, automobile body welding, surface hardening for engine components and scribing and drilling delicate ceramic circuits. The company's infrared optics products consist of a variety of infrared windows, domes and other optical elements used in thermal imaging systems.

       Laser Power will become a wholly-owned subsidiary of UMI and will be integrated into UM's existing Electro Optic Materials business unit. UM has built a significant presence in materials used for optical applications and for night vision. Its current product offering includes germanium lenses, zinc selenide blanks and chalcogenide glass. Marc Van Sande, UM's Executive Vice-President, explained that "Laser Power is a natural extension downstream to participate further in the value chain in the manufacture of laser optic and infrared / night vision products".

                                      ####

This press release contains certain forward-looking statements within the meaning of the safe-harbor provisions of the U.S. federal securities laws. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the companies' ability to control or estimate precisely, such as future market conditions, the actions of governmental regulators and the behavior of other market participants. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. The companies do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE COMPANY. AT THE TIME THE OFFER IS COMMENCED, UNION MINIERE WILL FILE A TENDER OFFER STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AND LASER POWER CORPORATION WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS)



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AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION
WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN
OTHER OFFER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT,
WILL BE MADE AVAILABLE TO ALL STOCKHOLDERS OF LASER POWER CORPORATION, AT NO EXPENSE TO THEM. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE,
THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION) AND THE SOLICITATION/RECOMMENDATION
STATEMENT WILL ALSO BE AVAILABLE AT NO CHARGE AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV.

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For more information, please contact

Press:                Mrs Moniek DELVOU - Tel. +32 2 227 70 63 * +32 75 26 64 95 - moniek.delvou@um.be
Investor Relations:   Mrs Isabelle MICHOTTE - Tel. +32 2 227 71 47 - isabelle.michotte@um.be

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                                     PROFILE

              UNION MINIERE (UM) is an international metals and materials group, which strives to obtain leadership positions in selected markets. Its activities are centered on 3 main business groups: Copper & Precious Metals, Zinc and Advanced Materials. To ensure a rapid response to market openings, each business group is divided into several business units.

The UM Group has industrial operations in Europe, North America, Asia and Africa and serves a global customer base through an international sales network with offices in more than 25 countries.

The underlying principles of UM's strategy across the various business groups are a commitment to technological innovation, operational excellence, recycling and environmental responsibility.

The Group generated a turnover of EUR 3.2 billion in 1999. UM currently employs some 8,000 people.